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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement") is made as of May 22, 2007, between Sally Frame Kasaks ("Executive") and Pacific Sunwear of California, Inc. (the "Company").

                                    RECITALS

        A. The Company desires that Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth, effective as of June 4, 2007 (the "Effective Date"), and Executive is willing to accept such employment on such terms and conditions.

        B. This Agreement shall govern the employment relationship between Executive and the Company from and after the Effective Date and supersedes and negates all previous agreements and understandings with respect to such relationship.

                                    AGREEMENT

        The parties agree as follows:

1.  DUTIES

        (a) The Company does hereby hire, engage, and employ Executive as its Chief Executive Officer for the Term (as defined in Section 2). Executive does hereby accept and agree to such hiring, engagement, and employment. Executive shall serve the Company in such position in conformity with the provisions of this Agreement and the general direction of the Board of Directors of the Company (the "Board"). Executive shall have duties and authority consistent with Executive's position as Chief Executive Officer. Subject to her election to the Board from time to time, Executive shall continue to serve on the Board as its Chairperson during her employment hereunder; provided, however, that the Board may appoint an independent non-executive Chairperson if the Board determines in good faith (after consultation with Executive) such appointment is required by law or reasonably necessary for corporate governance purposes. Executive shall not receive additional compensation for such Board service.

        (b) Throughout her employment, Executive shall devote her time, energy, and skill to the performance of her duties for the Company, vacations and other leave authorized under this Agreement excepted. During her employment hereunder, and except for her service on the board of directors of The Children's Place, Inc. ("TCPI") (on which Executive may continue to serve so long as such service does not materially interfere with Executive's performance of her duties for the Company), Executive shall not serve on the board of any other publicly traded company without first receiving the written consent of the Board. In the event that Executive ceases to serve on the board of directors of TCPI, the Board shall not unreasonably withhold its consent to Executive serving on another board of a public company that does not compete with the Company. The foregoing notwithstanding, Executive shall be permitted to continue to serve on the board of directors of Crane and Company, to engage in charitable, civic, educational, professional, industry and community affairs, to serve on the boards of directors of non-profit


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organizations, and to manage Executive's passive personal investments,  provided that such activities do not materially interfere with the performance of Executive's duties hereunder.

        (c) Executive hereby represents to the Company that she has forwarded to the Company a copy of her prior agreement with Ann Taylor Stores Corporation dated February 1, 1994 (the "Ann Taylor Agreement"). Executive here represents to the Company that, other than the Ann Taylor Agreement, she is not subject to any employment, confidentiality, trade secret or similar agreement which reasonably could interfere with the performance of her duties for the Company.

2.  TERM

        The term of employment under this Agreement (the "Term") shall commence on the Effective Date and shall terminate on the last day of the fiscal year ending on or about January 31, 2010 (the "Termination Date"). Notwithstanding the foregoing, the Term is subject to earlier termination as provided below in this Agreement.

3.  COMPENSATION

        (a) Base Salary. Executive's base salary as increased from time to time (the "Base Salary") shall be paid in accordance with the Company's regular payroll practices in effect from time to time, but not less frequently than in monthly installments. Executive's Base Salary shall initially be at an annualized rate of One Million Two Hundred Fifty Thousand Dollars ($1,250,000). Executive will be eligible for an annual performance and salary review (with the first such review to occur following the conclusion of the Company's fiscal year ending on or about January 31, 2008), with any corresponding increase in Executive's Base Salary to be determined by the Compensation Committee of the Board (the "Compensation Committee"), which will consider such increase in good faith and with consideration of the performance of Executive and the Company during the just-concluded fiscal year. In no event, however, shall Executive's Base Salary be reduced from its then-current level at any time.

        (b) Annual Bonus. For each fiscal year of the Company that ends during the Term, Executive will be eligible to participate in and receive a bonus under the Company's annual bonus plan (the "Annual Bonus"). Executive's target Annual Bonus will be 100% of Base Salary with a maximum Annual Bonus of 200% of Base Salary if the Company reaches its established stretch target for the applicable fiscal year; provided, however, that Executive's Annual Bonus with respect to the fiscal year ending on or about January 31, 2008 shall not be less than Five Hundred Thousand Dollars ($500,000). The Annual Bonus amount shall be determined by the Company's Compensation Committee based upon the Company's achievement of financial performance criteria to be established each fiscal year by the Compensation Committee. The Annual Bonus payment, if any, shall be made in or around April of the fiscal year following the fiscal year for which the bonus is earned, provided that in all events (except as provided in Sections 5(b), 6(b) and Section 7, or upon termination on or after the Termination Date) Executive must be employed by the Company through the date on which the bonus is paid in order to be eligible to receive any payment of the bonus.


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        (c) Sign-on Bonus. In consideration for Executive's entering into this
Agreement, Executive shall be entitled to a bonus payment in the amount of Four Hundred Thousand Dollars ($400,000), such payment to be made in cash in a lump sum within ten (10) business days following the Effective Date.

        (d) Equity Compensation. The Compensation Committee has approved the grant to Executive of the following awards under the Company's 2005 Performance Incentive Plan (the "Plan"):

                (1) An award of stock appreciation rights ("SARs") with respect to 250,000 shares of the Company's common stock, such award to be effective as of May 24, 2007 (the "Grant Date"). The per share base price of such SARs to be the closing market price of a share of the Company's common stock on the Grant Date. The expiration date of such SARs will be the day before the seventh anniversary of the Grant Date (subject to earlier termination as provided in the applicable award agreement). Such SARs will vest and become exercisable in three substantially equal installments on January 31, 2008, January 31, 2009, and January 31, 2010, in each case subject to Executive's employment by the Company through that date, and such award will be evidenced by a stock appreciation rights agreement in the form attached hereto as Exhibit A and be subject to such other terms as are provided therein and in the Plan. Notwithstanding the foregoing,
                        (x) upon Executive's termination of employment by the Company without Cause or by Executive for Good Reason, the SARs granted to Executive pursuant to this Section 3(d), to the extent unvested as of the date of such termination, shall become fully vested on the date of such termination, and shall remain exercisable for a period of two years following the date of such termination (subject, however, to earlier termination on the original expiration date of the SAR grant or as provided in Section 7.4 of the Plan); and (y) if Executive continues to be employed by or provide services to the Company through the Termination Date, the SARs granted to Executive pursuant to this Section 3(d), to the extent outstanding and vested as of the date of termination of Executive's employment or services for any reason (other than a termination by the Company for Cause), shall remain exercisable for a period of two years following the date of such termination (subject, however, to earlier termination on the original expiration date of the SAR grant or as provided in Section 7.4 of the Plan); and

                (2) An award of 100,000 restricted stock units ("RSUs") effective as of the Grant Date, such RSUs to vest on January 31, 2010, subject (except as provided in Section 6(b)) to Executive's employment by the Company through that date, and to be paid, no later than seventy five
                        (75) days after the vesting date, in an equal number of shares of the Company's common stock. Notwithstanding the foregoing, upon Executive's termination of employment by the Company without Cause or by Executive for Good Reason, the RSUs granted to Executive pursuant to this Section 3(d), to



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                        the extent unvested as of the date of such termination,
                        shall become fully vested on the date of such termination, and be paid, subject to Section 29(c) hereof, as soon as practicable after the vesting date, in an equal number of shares of the Company's common stock. Such award will be evidenced by a restricted stock unit award agreement in the form attached hereto as Exhibit B and be subject to such other terms as are provided therein and in the Plan.

        During the Term, Executive shall be eligible to participate in, and receive additional grants commensurate with her position under, the Company's equity compensation plans. The parties anticipate that Executive will receive additional equity-based awards in future years; provided, however, that the amount, timing, and other terms of any future grant shall be determined by the Board (or the Compensation Committee) in its good-faith discretion. Without limiting the generality of the foregoing, the parties anticipate that future annual award grants would be at lower levels than the foregoing grants being made in connection with this Agreement and that nothing in this Section 3(d) constitutes a commitment by the Company to make any future grants of RSUs to Executive.

4.  BENEFITS

        (a) Health, Welfare And Pension. During the Term, Executive shall be entitled to participate, on no less favorable terms than those generally applicable to other senior executives of the Company, in all health and welfare benefit plans and programs and all retirement, deferred compensation and similar plans and programs generally available to other executives or employees of the Company as in effect from time to time, subject to any legally required restrictions specified in such plans and programs. Without limiting the generality of the foregoing, during the Term, the Company shall provide term life insurance for Executive in a face amount of $2,000,000, subject to all necessary medical information and qualifying tests as are required by the insurance provider in order to secure such coverage.

        (b) Vacation And Other Leave. During the Term, Executive shall receive five (5) weeks paid vacation per year. Such vacation shall be scheduled and taken in accordance with the Company's standard vacation policies applicable to Company executives. Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

        (c) Expense Reimbursements. During the Term, the Company shall, pursuant to the Company's expense reimbursement policies, promptly reimburse Executive for reasonable expenses incurred in connection with the performance of her duties for the Company.

        (d) Automobile Allowance. During the Term, Executive shall be paid a car allowance in the gross amount of $12,000 per year, paid on a bi-weekly basis. In addition, the Company shall reimburse Executive for costs associated with gas, auto repairs, auto maintenance and auto insurance.

        (e) Ann Taylor Annuity Offset. The parties acknowledge that Executive is currently receiving a supplemental retirement benefit, in the amount of One Hundred Forty-Nine



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Thousand, Seven Hundred Twenty-Two and 44/100 Dollars ($149,722.44) payable each year for the remainder of her life (with survivor benefits for her spouse), in connection with her previous employment with Ann Taylor Stores Corporation ("Ann Taylor"), as provided in the Ann Taylor Agreement. Executive had requested a consent from Ann Taylor to her employment by the Company pursuant to the procedures for Ann Taylor not to unreasonably withhold consent to certain employment by Executive and not to have such employment cause ceasing of payment of the benefit from Ann Taylor, although neither Executive nor the Company acknowledge that any such consent was or is necessary. To the extent that Ann Taylor ceases to pay all or any portion of the supplemental retirement benefit to Executive (and/or her spouse) as a result of Executive's employment with the Company, the Company agrees to pay Executive (or her beneficiaries) the amount of such benefit (or, in the event such benefit is reduced, the amount of such reduction) on substantially the same schedule and terms as the benefit would have otherwise been paid by Ann Taylor (subject to the Company's withholding obligations with respect to such payment), plus a lump-sum amount payable prior to the end of calendar year 2007 in an amount equal to the FICA taxes Executive has to pay on the amount payable to her by the Company under this Section 4(e) as a replacement for the amount forfeited to Ann Taylor, fully grossed up so that Executive has no after-tax cost therefor. The Company shall have such right against Ann Taylor as Executive has and Executive shall have no obligation to pursue any action against Ann Taylor (but shall cooperate with the Company in any action it pursues). Notwithstanding the foregoing, if an event that constitutes a change in ownership or effective control of the Company (within the meaning of Section 409A of the Code and regulations and other guidance of the Internal Revenue Service promulgated thereunder) occurs, a lump sum shall be paid to Executive or her spouse, as the case may be, equal to the actuarial equivalent (using such factors as would be used by the PBGC to value such amounts) within thirty (30) days thereafter.

5.  DEATH OR DISABILITY

        (a) Definition of Permanently Disabled and Permanent Disability. For purposes of this Agreement, the terms "Disabled" or "Disability" shall mean Executive's inability, because of physical or mental illness or injury, to perform the essential functions of her customary duties pursuant to this Agreement, even with a reasonable accommodation, and the continuation of such disabled condition for a period of one hundred eighty (180) continuous days, or for not less than two hundred ten (210) days during any continuous twenty-four
(24) month period.

        (b) Termination Due To Death Or Disability. If Executive dies during the Term, Executive's employment shall automatically cease and terminate as of the date of Executive's death. If Executive becomes Disabled during the Term, the Company may terminate Executive's employment upon thirty (30) days notice to Executive. In the event of the termination of employment hereunder due to Executive's death or Disability, Executive or her estate shall be entitled to receive:

                (i) a lump sum cash payment, payable on the termination of Executive's employment, equal to the sum of (x) any accrued but unpaid Base Salary as of the date of Executive's termination of employment hereunder, and (y) any accrued but unused vacation time in accordance with Company policy;



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                (ii)    a payment equal to any earned but unpaid Annual Bonus in
                        respect of the most recently completed fiscal year preceding Executive's termination of employment hereunder payable at the same time bonuses are paid for such completed fiscal year to other senior executives of the Company, but in no event later than 75 days following the end of such completed fiscal year.

                (iii) a "Pro Rata Portion of the Bonus," meaning an amount equal to any Annual Bonus to which Executive would have been entitled had Executive remained an employee for the balance of the Company's fiscal year in which her employment terminated multiplied by a fraction, the numerator of which is the number of days from February 1 of such fiscal year through the date of Executive's termination, and the denominator of which is 365. Such Pro Rata Portion of the Bonus, if any, shall be paid to Executive in a single payment at the same time bonuses are paid for the fiscal year of termination to other senior executives of the Company, but within the first 75 days following the end of such fiscal year.

                (iv) such employee benefits, if any, to which Executive may be entitled under the employee benefit plans and arrangements of the Company; and

                (v) continued payment of any benefit being provided to Executive pursuant to Section 4(e); and

                (vi) reimbursement of any expenses incurred by Executive during the Term that are reimburseable by the Company in accordance with Section 4(c) (the amounts described in clauses 5(b)(i) through (vi) are collectively referred to herein as the "Accrued Obligations").

6.  TERMINATION BY THE COMPANY

        (a) Termination For Cause. The Company may, by providing written notice to Executive, terminate the Term and Executive's employment hereunder for Cause at any time. The term "Cause" for purpose of this Agreement shall mean:

                (i) Executive's conviction of, or entrance of a plea of guilty or nolo contendere to, a felony; or

                (ii) fraudulent conduct by Executive in connection with the business affairs of the Company; or

                (iii) theft, embezzlement, or other criminal misappropriation of funds by Executive from the Company (other than good faith expense account disputes or de minimis amounts); or

                (iv) Executive's bad faith refusal to (A) perform the duties of Chief Executive Officer, or (B) follow the lawful orders of the Board; or



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                (v)     Executive's willful misconduct, which has, or would if
                        generally known, materially adversely affect the good will, business, or reputation of the Company; or

                (vi)    Executive's material breach of this Agreement.

        Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board, provided that no such determination may be made until Executive has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure), and, if such event is not curable or is not cured, a reasonable opportunity to appear before the full Board with legal counsel to discuss the specific circumstances alleged to constitute a Cause event. Subject to Executive's right to cure and/or appear before the Board, if Executive's employment is terminated for Cause, the termination shall take effect on the effective date of such termination as specified in the written notice of such termination delivered to Executive.

        In the event of the termination of Executive's employment hereunder due to a termination by the Company for Cause, then Executive shall be entitled to receive payment of the Accrued Obligations (excluding the Pro Rata Portion of the Bonus and any obligation to Executive pursuant to Section 4(e)) and the Company shall have no further obligation to Executive pursuant to this Agreement.

        If the Company attempts to terminate Executive's employment pursuant to this Section 6(a) and it is ultimately determined that the Company lacked Cause, the provisions of Section 6(b) ("Termination by the Company-Termination Without Cause") shall apply and Executive shall be entitled to receive the payments called for by Section 6(b) ("Termination by the Company-Termination Without Cause").

        (b) Termination Without Cause. The Company may, with or without reason, terminate Executive's employment hereunder without Cause at any time, by providing Executive thirty (30) days written notice of such termination. Such notice shall specify the effective date of the termination of Executive's employment. In the event of the termination of Executive's employment hereunder due to a termination by the Company without Cause (other than due to Executive's death or Disability), then Executive shall be entitled to:

                (i)     payment of Accrued Obligations;

                (ii) subject to the provisions of Section 29(c), continued payment of Executive's Base Salary, in the Company's normal payroll cycle for the greater of (x) twelve (12) months and (y) the remainder of the Term;

                (iii) with respect to the SARs and RSUs granted to Executive by the Company pursuant to Section 3(d) hereof, the accelerated vesting and, in the case of the SARs, post-termination exercise period as provided therein and as set forth in the applicable award agreements; and

                (iv) (A) with respect to any SARs that may be granted hereafter to Executive by the Company, to the extent any such SARs are outstanding and



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                        unvested as of the date of Executive's termination, full
                        acceleration of vesting of such SARs and a period of two years in which to exercise such SARs following Executive's termination (subject to earlier termination on the expiration date of such SARs or in connection with certain corporate transactions as provided in the applicable award agreement or in the equity compensation plan under which the SARs are awarded); and (B) with respect to any RSUs that may be granted hereafter to Executive by the Company, to the extent any such RSUs are outstanding and unvested as of the date of Executive's termination, prorated vesting of such outstanding and unvested RSUs (or, in the case of an RSU grant that vests in more than one installment, prorated vesting of the outstanding and unvested RSUs scheduled to vest on the next scheduled vesting date following the date of Executive's termination) based on the total number of days Executive is employed by the Company during the applicable vesting period (with any RSUs remaining unvested after giving effect to such prorated vesting to terminate as of the date of Executive's termination), and payment of such RSUs shall be made as soon as administratively practicable, subject to Section 29(c) hereof.

In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of subsequent employment. In addition, the Company's obligation to make any severance payment provided in this Agreement shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates under this Agreement or otherwise.

7.  TERMINATION BY EMPLOYEE

        Executive shall have the right to terminate Executive's employment hereunder at any time with or without "Good Reason" (as defined below) by providing sixty (60) days written notice of such termination to the Company. In the event of the termination of Executive's employment hereunder by Executive without Good Reason, then Executive shall be entitled to receive payment of the Accrued Obligations (excluding the Pro Rata Portion of the Bonus and any obligation to Executive pursuant to Section 4(e)) and the Company shall have no further obligation to Executive pursuant to this Agreement. In the event of the termination of Executive's employment hereunder by Executive for Good Reason, then Executive shall be entitled to receive all of the severance payments and benefits provided for in the case of a termination by the Company without Cause under Section 6(b) hereof.

        For purposes hereof, the term "Good Reason" shall mean:

                (i) a reduction in Executive's title or a material reduction of Executive's authorities, duties or responsibilities as an executive or officer of the Company;



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                (ii)    the Company's requiring Executive to be based at a
                        location in excess of fifty (50) miles from the location of Executive's principal job location or office on the Effective Date; except for required travel on the Company's business to an extent substantially consistent with Executive's then present business travel obligations;

                (iii) a reduction by the Company of Executive's Base Salary or target bonus percentage as in effect from time to time;

                (iv) the removal of Executive as Chairperson of the Board by the Company or the failure to nominate Executive for re-election to serve as Chairperson of the Board (in each case, other than for Cause or Disability and except for a removal as Chairperson in the circumstances set forth in Section 1(a)); or

                (v) a material breach by the Company of its obligations hereunder which is not remedied by the Company within fifteen (15) calendar days of receipt of written notice of such breach delivered by Executive to the Company.

8.  EXPIRATION OF TERM

        In the event Executive's employment has not otherwise been terminated pursuant to this Agreement, Executive's employment shall terminate effective on the Termination Date. In such event, Executive shall be entitled to receive payment of the Accrued Obligations.

9.  EFFECT OF TERMINATION ON BOARD MEMBERSHIP.

        Executive agrees that any termination of Executive's employment hereunder by either Executive or the Company shall, unless otherwise agreed in writing by Executive and the Company, effect a resignation of Executive from the Board concurrent with the termination date.

10.  CHANGE IN CONTROL.

        (a) Change in Control Severance Benefits. Executive shall be entitled to participate in the Company's change in control severance plan if and when adopted on terms no less favorable than applicable to any other executive of the Company. For purposes of clarity, in the event Executive is otherwise entitled to benefits under this Agreement and such a plan, Executive shall be entitled to the cash severance provided under this Agreement or such plan (whichever is greater), but not both, and any cash severance benefits otherwise payable shall be subject to offset as provided in such plan to avoid a duplication of benefits in such circumstances.

        (b) Section 280G Gross-Up Payment.

                (i) Subject to Section 10(b)(ii) below, in the event that Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of any plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective



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                        control covered by Section 280G(b)(2) of the Internal
                        Revenue Code of 1986, as amended (the "Code") or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively, the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) as a result of a change in ownership or effective control of the Company, the Company shall pay to Executive at the time specified in Section 10(b)(v) hereof an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment provided for by this Section 10(b)(i), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payment.

                (ii) Notwithstanding anything contained in Section 10.1(b)(i) or any other provision of this Agreement to the contrary, if a reduction in the amount of the Company Payments by an amount up to but not in excess of one hundred thousand dollars ($100,000) would avoid the imputation of any Excise Tax on the remaining Company Payments (after such reduction), then the Company Payments shall be reduced (but not below zero) so that the maximum amount of the Company Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Company Payments to be subject to the Excise Tax. Unless Executive shall have given prior written notice to the Company to effectuate a reduction in the Company Payments if such a reduction is required, the Company shall reduce or eliminate the Company Payments by first reducing or eliminating any cash severance benefits, then by reducing or eliminating any accelerated vesting of stock options or stock appreciation rights, then by reducing or eliminating any accelerated vesting of other equity-based awards, then by reducing or eliminating any other remaining Company Payments.

                (iii) For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and, in such event, whether a Gross-Up Payment or a reduction in Company Payments is required pursuant to Sections 10(b)(i) and 10(b)(ii) (the Company Payments and, if applicable, any Gross-Up Payment being collectively referred to hereinafter as the "Total Payments"), (A) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the "Accountants")



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

                        such Total Payments (in whole or in part): (1) do not constitute "parachute payments," (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or (3) are otherwise not subject to the Excise Tax, and (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. In the event that the Accountants are serving as accountants or auditors for the individual, entity or group effecting the change in control (within the meaning of Section 280G of the Code), Executive may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the "Accountants" hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and Executive at such time as it is requested by the Company or Executive. The determination of the Accountants shall be final and binding upon the Company and Executive.

                (iv) For purposes of determining whether a Gross-Up Payment is required under this Section 10(b) and, if so, the amount of any such Gross-Up Payment, Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Company Payments are to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence for the calendar year in which the Company Payments are to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that it is subsequently determined by the Accountants that a Gross-Up Payment not properly needed to be made has been made or that the Company Payments were reduced by an amount less than that required by Section 10(b)(ii) (in either such case, an "Overpayment"), Executive shall repay to the Company, at the time that the amount of such Overpayment is finally determined, the amount of such Overpayment (including any portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event that any Overpayment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if Executive's claim for refund or credit is denied. In the event that it is subsequently determined by the Accountants that a Gross-Up Payment properly should have been made that was not made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), or that a reduction in Company Payments was made that should not have been made (in either such case, an "Underpayment"), the Company shall pay Executive the amount of such Underpayment (plus any interest or penalties payable with respect to such excess) promptly after the amount of such Underpayment is finally determined.

                (v) In the event that Executive is entitled to a Gross-Up Payment hereunder, the Gross-Up Payment or portion thereof provided for in Section 10(b)(iv) shall be paid not later than the thirtieth (30th) day following an event occurring which subjects Executive to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Accountants, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to Section 10(b)(iv), as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting Executive to the Excise Tax. Subject to Sections 10(b)(iv) and 10(b)(ix) hereof, in the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

                (vi) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect Executive, but Executive shall control any other issues. In the event that the issues are interrelated, Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree, Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of the Company to accompany Executive, and Executive and Executive's representative shall cooperate with the Company and its representative.

                (vii) The Company shall be responsible for all charges of the Accountants.

                (viii) The Company and Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this
                        Section 10(b).

                (ix) Nothing in this Section 10(b) is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to Executive and the repayment obligation null and void.

                (x) The provisions of this Section 10(b) shall survive the termination of Executive's employment with the Company for any reason and any amount payable under this Section 10(b) shall be subject to the provisions of Section 29.

11.  NON-COMPETITION.

        Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

        (a) During her employment, Executive will not, directly or indirectly,
(i) engage in any business for Executive's own account that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its affiliates, (iii) acquire a financial interest in any person engaged in any business that competes with the business of the Company or its affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, members or investors of the Company or its affiliates. Without limiting the generality of the foregoing, Executive agrees that any designer, manufacturer, wholesaler or retailer which designs, manufactures, markets or sells specialty apparel, clothing or accessories to the age groups between eleven (11) and twenty-five (25) and where such designer, manufacturer, wholesaler or retailer operates stores within seventy-five (75) miles of any store location of the Company or any subsidiary or affiliate, would be "in competition with the business of the Company" or its subsidiaries or affiliates.

        (b) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on an over-the-counter market, or an interest in a mutual fund, hedge fund or pooled investment account, if Executive (i) is not a controlling person of, or a member of a group which controls, such person, fund or account and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person, fund or account.

12.  ANTISOLICITATION.

        Executive promises and agrees that during her employment, and for a period of one (1) year thereafter, she will not influence or attempt to influence vendors, or business partners of the Company or any of its present or future subsidiaries, either directly or indirectly, to divert from the Company their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary of the Company.

13.  SOLICITING EMPLOYEES.

        Executive promises and agrees that during her employment, and for a period of one (1) year thereafter, she will not directly or indirectly solicit any of the Company employees to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company. This Section 13 shall not be violated by (a) general advertising or recruiting not specifically targeted at Company employees, (b) Executive serving as a professional reference for any employee of the Company, or (c) actions taken by any person or entity that Executive is associated with if Executive is not personally involved in any manner in the matter and has not identified such employee for soliciting.

14.  CONFIDENTIALITY.

        Executive promises and agrees that she will not at any time (whether during or after her employment with the Company), unless compelled by lawful process, disclose or use for her own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information relating to customers, design programs, costs, marketing, sales activities, promotion, credit and financial data, financing methods, or plans of the Company or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of her employment with the Company for any reason, or upon the request of the Company, she will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates. Executive further agrees that she will not retain or use for her account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates. Notwithstanding the foregoing, Executive may retain Executive's rolodex, address books, information relating to Executive's compensation or relating to reimbursement of expenses, documents relating to Executive's participation in employee benefit plans or programs of the Company, any agreement between Executive and the Company relating to Executive's employment with the Company, and other personal property provided that such items do not contain any confidential information of the Company.

15.  INJUNCTIVE RELIEF; EFFECT ON ANN TAYLOR BENEFIT.

        It is expressly agreed that the Company will or would suffer irreparable injury if Executive were to breach any of Sections 11 through 14 above and that the Company would by reason of such conduct be entitled, in addition to any other remedies, to injunctive relief. Without limiting any remedy or relief otherwise available to the Company, in the event Executive were to breach any of Sections 11 through 14 above, or in the event Executive engages in activity after the Term that would have violated clause (a)(i) or (a)(ii) of Section 11 had it occurred during the Term, the Company shall have no further obligation to Executive pursuant to Section 4(e); provided, however, that this sentence shall not apply if such breach or violation consisted solely of Executive's commencing service as a member of the board of directors of a company, the stock of which is publicly traded (including a company that is in competition with the business of the Company" or its subsidiaries or affiliates as defined in Section 11(a) above), at any time that is more than six (6) months after the termination of Executive's employment hereunder.

16.  ASSIGNMENT

        This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder. The Company shall be required to cause such successor to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

17.  GOVERNING LAW

        This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof.

18.  ENTIRE AGREEMENT

        This Agreement (together with the forms of award agreements attached hereto) embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

19.  MODIFICATIONS

        This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

20.  WAIVER

        Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

21.  NUMBER AND GENDER

        Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

22.  SECTION HEADINGS

        The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

23.  ARBITRATION

        Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive's employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor ("JAMS"), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure Sections 1280 et seq. as the exclusive forum for the resolution of such dispute. Pursuant to California Code of Civil Procedure Section 1281.8, provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive's employment. The parties agree that (i) the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator's fee, and
(ii) each party hereto shall be responsible for its own costs and expenses, including, without limitation, its own legal fees and expenses, in connection with any proceeding to enforce the terms of this Agreement.

24.  SEVERABILITY

        In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

25.  NOTICES

        All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

        (a)    if to the Company:

               Pacific Sunwear of California, Inc.
               Attention: Lead Outside Director
               3450 East Miraloma Avenue
               Anaheim, California 92806

                      with copies to:

                      Pacific Sunwear of California, Inc.
                      Attention: Chief Financial Officer
                      3450 East Miraloma Avenue
                      Anaheim, California 92806

                      and

                      O'Melveny & Myers LLP
                      Attention: Jeffrey W. Walbridge, Esq.
                      610 Newport Center Drive, Suite 1700
                      Newport Beach, California 92660

        (b)    if to Executive:

               At the address on file with the Company


Notice shall be effective when personally delivered, or five (5) business days after being so mailed. Any party may change its address for purposes of giving future notices pursuant to this

Agreement by notifying the other party in writing of such change in address, such notice to be delivered or mailed in accordance with the foregoing.

26.  COUNTERPARTS

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

27.  INDEMNIFICATION

        The Company hereby agrees to indemnify Executive and hold Executive harmless to the maximum extent provided under the By-Laws or other organizational documents of the Company and applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney's fees), losses, and damages resulting from Executive's good faith performance of Executive's duties and obligations with the Company. This obligation shall survive the termination of Executive's employment with the Company.

28.  LIABILITY INSURANCE

        The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors (except in no event shall the Company be required to maintain such coverage for a period of more than six years after the last day that the Executive served as an employee of the Company or a member of the Board).

29.  TAX MATTERS

        (a) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

        (b) Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code
Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefore) that Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

        (c) Six-Month Delay for "Specified Employees". Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive's "separation from service" (as such term is defined under Code Section 409A), and
(ii) the date of Executive's death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 29(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

30.  LEGAL FEES

        Upon presentation of appropriate documentation, the Company shall pay Executive's reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement; provided, however, that in no event shall the Company's payment obligations pursuant to this Section 30 exceed Twenty Five Thousand Dollars ($25,000) in the aggregate.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first above written.



                                    THE COMPANY:
                                    PACIFIC SUNWEAR OF CALIFORNIA, INC.


                                    By: /s/ GERALD M. CHANEY
                                       -------------------------------

                                    Name: Gerald M. Chaney

                                    Title:  Senior Vice President, Chief
                                            Financial Officer


                                    EXECUTIVE:
                                    SALLY FRAME KASAKS

                                    /s/ SALLY FRAME KASAKS
                                    ----------------------------------

                                                                       EXHIBIT A

                    STOCK APPRECIATION RIGHTS AWARD AGREEMENT

                                                                       EXHIBIT B

                      RESTRICTED STOCK UNIT AWARD AGREEMENT